OMB Number:   3235-0145
                           UNITED STATES               Expires: August 31, 1999
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                                  SCHEDULE 13G
                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
               PURSUANT TO RULES 13d-1(b), AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)
                                 (Rule 13d-102)
                                (Amendment No. )

                                 Mannatech, Inc.
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                                (Name of Issuer)


                         Common Stock, $.0001 par value
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                           (Title Class of Securities)


                                    563771104
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                                 (CUSIP Number)


                                  June 15, 2000
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             (Date of Event which Requires Filing of this Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                    |X|    Rule 13d-1(b)

                    |_|    Rule 13d-1(c)

                    |_|    Rule 13d-1(d)


                                Page 1 of 4 pages

                                  SCHEDULE 13G

CUSIP No.  563771104                                    Page 2 of 4 Pages
-----------------------------                   --------------------------------


1         NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

                  William C. Fioretti
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)*
                                                                         (a)|_|
                                                                         (b)|_|
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3         SEC USE ONLY

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4         SOURCE OF FUNDS*(See Instructions)

                   PF- Personal Funds
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5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            |_|

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6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States
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                            7        SOLE VOTING POWER

                                     4,011,868 (1)
                            ----------------------------------------------------
         NUMBER OF          8        SHARED VOTING POWER
          SHARES
       BENEFICIALLY         ----------------------------------------------------
         OWNED BY           9        SOLE DISPOSITIVE POWER
           EACH
         REPORTING                   4,011,868 (1)
          PERSON            ----------------------------------------------------
           WITH             10       SHARED DISPOSITIVE POWER

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11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,011,868 (1)
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12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

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13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          16.06%
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14        TYPE OF REPORTING PERSON*

          IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

(1) Includes the shares of common stock owned by Fioretti Family Limited Partnership of which Mr. Wiliam Fioretti is the general partner.

                                               Page 2 of 4 pages

Item 1.

    (a)  Name of Issuer: Mannatech, Inc.
    (b)  Address of Issuer's Principal Executive Offices:
            600 South Royal Lane, Suite 200
            Coppell, Texas 75019

Item 2.

    (a)  Name of Person Filing: William C. Fioretti
    (b)  Address of Principal Business Office:
            c/o 6333 North Highway 161, Suite 350
            Irving, Texas 75038

    (c)  Citizenship: United States Citizen

    (d)  Title of Class of Securities:  Common Stock, $.0001 par value
    (e)  CUSIP Number: 563771104

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

    (a) |_| Broker or dealer registered under Section 15 of the Exchange Act
    (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act
    (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act
    (d) |_| Investment company registered under Section 8 of the Investment Company Act
    (e) |_| An investment in accordance with Rule 13d-1(b)(1)(ii)(E)

    (f) |_| An employee benefit plan endowment fund, in accordance with Rule 13d-1(b)(1)(ii)(F)
    (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)
    (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act
    (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act
    (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

Item 4. Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount Beneficially Owned: William C. Fioretti beneficially owns an aggregate of 4,011,868 shares of Common Stock of Mannatech, Inc. This amount includes shares of common stock of Mannatech, Inc. owned by Fioretti Limited Family Partnership of which Mr. Fioretti is the general partner.

     (b)  Percent of Class: 16.06%

     (c)  Number of shares as to which William C. Fioretti has:

          (i)  sole power to vote or to direct vote: 4,011,868

          (ii) shared power to vote or to direct vote:

          (iii) sole power to dispose or to direct the disposition of: 4,011,868

          (iv) shared power to dispose or to direct the disposition of:

Item 5. Ownership of Five Percent or Less of a Class

    N/A

                                Page 3 of 4 pages

Item 6. Ownership of More than Five Percent on Behalf of Another Person

    Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

    Not applicable.

Item 8. Identification and Classification of Members of the Group

    Not applicable.

Item 9. Notice of Dissolution of Group

    Not applicable.

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 July 11, 2000
                                       ---------------------------------------
                                                     Date

                                            /s/ William C. Fioretti
                                       ---------------------------------------
                                                   Signature

                                Page 4 of 4 pages